Exhibit 99.11

2012 BOARD OF DIRECTORS COMPENSATION DEFERRAL,

INVESTMENT ELECTIONS and DISTRIBUTION ELECTION FORM

Please complete this Form and return a signed copy to Larry Boyd, EVP, Secretary and General Counsel, no later than December 16, 2011.

First Name:	Last Name:

Deferral of Cash Compensation and Investment Elections:

This Election Form provides for the deferral of your 2012 Board cash compensation and its “investment” under the terms of the Ingram Micro Inc. Board of Directors Deferred Compensation Plan (the “Plan”). Capitalized terms used and not otherwise defined in this Election Form will have the meanings ascribed to those terms in the Plan.

1.	COMPENSATION DEFERRAL ELECTION:

I hereby irrevocably elect to defer the payment of the following compensation for my services performed as a member of the Ingram Micro Inc. Board of Directors during 2012:

Cash Retainer: I hereby elect to defer receipt of              % (1%-100%) of my annual cash retainer.

2.	“INVESTMENT” ELECTIONS:

        I currently have a balance in the Plan. Use my current “investment” elections for my 2012 deferred compensation.

If you want to change your current “investment” elections, you may do so at any time by contacting Fidelity Investments*.

        I am a new participant in the Plan for 2012. Please “invest” my deferred compensation for the 2012 Plan Year according to the following elections. The elections must be in whole percentages and in increments of 5%. The sum of the elections must equal 100%. You may obtain a fund prospectus for any of the funds by contacting Fidelity Investments*.

% Fidelity Managed Income Portfolio II-Class 1	% American Funds Growth Fund of America-Class R4

% Dodge & Cox Balanced Fund	% Artisan Mid Cap Fund-Investor Shares

% MFS Value Fund-Class R4	% Vanguard Small Cap Growth Index Fund-Institutional Shares

% Artisan Small Cap Value Fund-Investor Shares	% PIMCO Total Return Fund-Institutional Class

% Spartan 500 Index-Institutional Class	% Fidelity Diversified International Fund-Class K

% Fidelity Freedom K Income Fund	% Fidelity Freedom K 2005 Fund

% Fidelity Freedom K 2010 Fund	% Fidelity Freedom K 2015 Fund

% Fidelity Freedom K 2020 Fund	% Fidelity Freedom K 2025 Fund

% Fidelity Freedom K 2030 Fund	% Fidelity Freedom K 2035 Fund

% Fidelity Freedom K 2040 Fund	% Fidelity Freedom K 2045 Fund

% Fidelity Freedom K 2050 Fund

*To contact Fidelity Investments, please call (800) 835-5095 or log on to Fidelity’s website at www.401K.com.

(FORM CONTINUES ON NEXT PAGE)

3.	DISTRIBUTION ELECTION:

You may change the form of your distribution (to the extent permitted under the Plan and under Section 409A of the Internal Revenue Code) and/or delay your distribution date, provided you complete and submit a new Distribution Election Form to the Corporate Benefits Department at least 12 months in advance of your separation of service from the Board with the Corporation and delay distribution for a minimum of 60 months ( five years) from the originally scheduled distribution date, provided that, such election will be effective no earlier than 12 months after it is made.

Please make an election in Sections A & B below for your 2012 deferred compensation

I elect the following distribution date and form of distribution payment for my 2012 compensation that I elected to defer under the Plan according to my 2012 Compensation Deferral and “Investment” Election.

A.     DISTRIBUTION DATE**:

Please select one of the following distribution dates for your 2012 deferral under the Plan.

                      The last business day of the month in which occurs the 60th day following separation from service from the

                      Board with the Corporation, including death, disability or retirement.

                      On January 31 of the calendar year following the year of separation from service from the Board with the

                      Corporation, including death, disability or retirement.

                      The last business day of                                                         , or, if earlier, upon the last business day of the

Month                             Year

                      month in which occrs the 60th day following separation from service from the Board with the Corporation,

                      including death, disability or retirement.

B. DISTRIBUTION PAYMENT OPTIONS**: Please select one of the following distribution payment options for distribution of your 2012 deferral under the Plan.
Lump Sum Payment	5 Annual Installments (5 years)	20 Quarterly Installments (5 years)

	10 Annual Installments (10 years)	40 Quarterly Installments (10 years)

	15 Annual Installments (15 years)	60 Quarterly Installments (15 years)

**If you do not make an election for the date and form of your distribution payment, the default form of distribution will be a single lump sum cash payment on the last business day of the month in which occurs the 60th day following your termination of service from the Board with the Corporation, including death, disability or retirement.

If your total account balance in the Plan at the time of separation from service does not exceed $25,000, distribution of your account shall automatically be made in the form of a single lump sum cash payment on the last business day of the month in which occurs the 60th day following your termination of service from the Board with the Company, including death, disability or retirement.

4.	BENEFICIARY DESIGNATION: To designate or change your account beneficiary, please contact Fidelity Investments at 800-835-5095 or log on to Fidelity’s website at www.401k.com.

I hereby elect to defer my compensation for services and to “invest” my deferred compensation as I have indicated on the reverse side of this document. I also elect to receive distribution payments from my 2012 deferral under the Plan as I have indicated above pursuant to the terms of the Plan. I agree that my successors in interest and my assigns and all persons claiming under me shall, to the extent consistent with applicable law, be bound by the statements contained herein and by the provisions of the Plan as they now exist and as they may be amended from time to time.

By signing below, I authorize the Corporation to distribute my 2012 deferred compensation according to the distribution election chosen above. I understand that any distribution will be reported as taxable income on Form 1099 in the year(s) of distribution.

I have read and understand these forms and hereby authorize the Corporation or its duly authorized representatives to take all actions indicated.

Director’s Signature	Date